Contact:	For Release:
Brad Cohen	Jan. 11, 2011
Public Relations	1:30 p.m. PST
Quantum Corp.
(408) 944-4044
brad.cohen@quantum.com

QUANTUM PROMOTES JON GACEK TO PRESIDENT AND COO AND LINDA BREARD TO CFO

SAN JOSE, Calif., Jan. 11, 2011 - Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced the promotions of Jon Gacek to president and COO and Linda Breard to CFO. Gacek, previously executive vice president, CFO and COO, will now oversee the company's product, engineering, operations, and sales and marketing organizations, working closely with Chairman and CEO Rick Belluzzo in driving Quantum's overall strategy and performance. Breard, formerly senior vice president of Finance, IT and Facilities, will continue to lead those functions while assuming all CFO responsibilities.

"Jon has been instrumental in Quantum's transformation over the past four years, most notably re-aligning our financial model to generate gross margins above 40 percent and doubling non-GAAP profits," said Belluzzo. "Linda has also played a major role in strengthening our financial foundation, including leading several initiatives that have greatly reduced overall operational costs and improved our balance sheet. I look forward to Jon's and Linda's continued contributions as we focus on growing the company through our leadership positions in disk-, tape-, and software-based data protection and management."

Gacek joined Quantum as executive vice president and CFO in 2006, upon Quantum's acquisition of Advanced Digital Information Corp. (ADIC), and took on the additional role of COO in 2009. Previously, he served as CFO at ADIC from 1999 to 2006 and also led Operations during his last two years there. Prior to ADIC, Gacek was an audit partner at PricewaterhouseCoopers LLP and led the Technology Practice in the firm's Seattle office.

Breard also joined Quantum from ADIC in 2006, as vice president of Finance. In 2009 she was promoted to senior vice president and assumed responsibility for IT and Facilities in addition to Finance. Previously, she served as vice president of Finance and Accounting at ADIC where she spent eight years in various leadership roles. Prior to ADIC, Breard worked in public accounting for six years.

About Quantum

Quantum Corp. (NYSE:QTM) is the leading global specialist in backup, recovery, and archive. From small businesses to multinational enterprises, more than 50,000 customers trust Quantum to solve their data protection, retention and management challenges. Quantum's best-of-breed, open systems solutions provide significant storage efficiencies and cost savings while minimizing risk and protecting prior investments. They include three market-leading, highly scalable platforms: DXi®-Series disk-based deduplication and replication systems for fast backup and restore, Scalar® tape automation products for disaster recovery and long-term data retention, and StorNext® data management software for high-performance file sharing and archiving. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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